Exhibit 99.1

UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

WESTERN INVESTMENT LLC, Plaintiff, v. DWS GLOBAL COMMODITIES STOCK FUND, INC. Defendant.	X : : : : : : : : : : : : : X	Civil Action No. 10-cv-1399 ECF Case

FIRST AMENDED VERIFIED COMPLAINT

FOR DECLARATORY AND INJUNCTIVE RELIEF

Plaintiff Western Investment LLC (“Western” or “Plaintiff”), by its attorneys, alleges the following:

PARTIES
The Defendant

1.           Defendant DWS Global Commodities Stock Fund, Inc. (f/k/a Scudder Commodities Stock Fund, Inc.) (“GCS,” the “Defendant,” or the “Fund”) is organized as a Maryland corporation, with its executive offices and principal place of business at 345 Park Avenue, New York, New York 10154.

2.           GCS is a closed-end, non-diversified investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.           GCS invests in the common stock of dividend-paying large capitalization public companies in commodities-related businesses, such as Exxon (oil), Monsanto (corn), and Rio Tinto (minerals).  As of December 31, 2009, 85% of GCS’s assets were comprised of such stocks, and approximately 15% of GCS’s assets were interest earning cash and cash equivalents.

4.           Defendant’s shares of common stock are publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “GCS.”

The Plaintiff

5.           Plaintiff Western Investment LLC is a limited liability company formed under the laws of Delaware with its principal place of business at 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047.

6.           Western’s sole member is Art Lipson, who is a citizen of Utah.

7.           Western serves as (a) managing member of Western Investment Activism Partners LLC; (b) investment manager of Western Investment Total Return Fund Ltd.; and (c) general partner of both Western Investment Hedged Partners L.P. and Western Investment Total Return Partners L.P. (collectively, the “Western Entities”).

8.           Western has sole discretionary authority to buy, sell and vote securities on behalf of the Western Entities.

9.           Western is, and has been at all times relevant to this Complaint, a stockholder of GCS, both on its own behalf and as “beneficial owner” of the Western Entities’ shares of GCS common stock.

10.           As of March 3, 2010, Western owned 1,337.24 shares of GCS common stock.

11.           As of March 3, 2010, the Western Entities owned 2,121,839 shares of GCS common stock.

12.           Western’s beneficial ownership, as of 10:00 am on March 3, 2010, of 2,123,176.24 shares of GCS common stock, constituted approximately 13.3% of the GCS common shares outstanding, with a current market value of more than $17,000,000.

JURISDICTION AND VENUE

13.           The Court has jurisdiction over the claims in this action pursuant to 28 U.S.C. § 1331 (federal question) and 28 U.S.C. § 1367 (supplemental jurisdiction).

14.           This case arises under the 1940 Act, as amended, 15 U.S.C. § 80a-1, et seq. and, in particular, Section 18 thereof (15 U.S.C. §§ 80a-18).  The Court has supplemental jurisdiction over Western’s supplemental state law claims pursuant to 28 U.S.C. § 1367.

15.           The Court also has diversity jurisdiction over this action pursuant to 28 U.S.C. § 1332(a) as this action is between citizens of different states and the amount in controversy exceeds $75,000, exclusive of interest and costs.

16.           Venue is proper in this District pursuant to § 44 of the 1940 Act (15 U.S.C. § 80a-43), and 28 U.S.C. §§ 1391(b)(2) and 1391(b)(3), because the Fund’s principal place of business is in this District and the conduct complained of occurred in this District.

GCS’s Investment Manager

17.           Deutsche Investment Management Americas Inc. (“Deutsche”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, is GCS’s investment manager.

18.           GCS paid Deutsche investment management fees of more than $4 million in the fiscal year ended June 30, 2008.

19.           GCS paid Deutsche investment management fees of more than $1.8 million in the fiscal year ended June 30, 2009.

GCS’s Classified Board of Directors

20.           GCS is managed by a classified board of 13 directors consisting of three (3) classes: Class I (4 directors), Class II (4 directors) and Class III (5 directors).

21.           All 13 of GCS’s directors also serve in similar capacities (as overseers, such as directors or trustees) for approximately 125 other publicly-traded registered investment companies advised by Deutsche (the “Deutsche Family Fund”), for which they were paid directors’ fees of between $200,000 and $265,000 in 2008 and between $225,000 and $292,500 in 2009 (including directors’ fees from GCS).

22.           Article VI, Paragraph 3, of GCS’s Articles of Incorporation (adopted June 24, 2004) provides that the members of each director class are elected to serve 3-year terms, and that each year the terms of one entire class of directors expire “at the annual meeting of stockholders held in the third year following the year of their election.”

GCS’s 2008 Annual Meeting of Stockholders

23.           GCS’s most recent annual meeting of stockholders was held at the New York Marriott East Side, 525 Lexington Avenue, New York, New York  10017 on October 13, 2008 (the “2008 Annual Meeting”).

24.           At the 2008 Annual Meeting, an election was held to fill the five (5) seats of the then-incumbent Class III directors, whose seats had been last subject to election in 2005, and whose terms expired at the 2008 Annual Meeting.

25.           At the 2008 Annual Meeting, Western nominated (1) Arthur D. Lipson, (2) William J. Roberts, (3) Gary G. Schlarbaum, (4) Robert A. Wood and (5) Matthew S. Crouse for election as Class III directors, in opposition to the five then-incumbent, Deutsche Family Fund Class III directors, namely: (1) Paul K. Freeman, (2) William McClayton, (3) William N. Searcy, Jr., (4) Robert H. Wadsworth and (5) Rebecca W. Rimel, to serve three-year terms until GCS’s 2011 annual meeting of stockholders.

26.           At the 2008 Annual Meeting, the holders of more than 10.4 million shares, constituting a majority of GCS’s 19,091,808.26 outstanding shares of common stock and a quorum for the conduct of business, were present in person or by proxy, and stockholders’ votes for election of Class III directors were cast and counted.

27.           The top five vote-getters for election as Class III directors were Western’s five nominees, each of whom received three million votes more than any incumbent Deutsche-Family Fund nominee, as reported by GCS in its Form N-CSRS, Semiannual Report to Stockholders, filed with the United States Securities and Exchange Commission (the “SEC”) on March 9, 2009 (Western’s nominees in bold italics):

Trustee	Number of Votes:
	For	Withheld
Paul K. Freeman	3,640,076	151,622
William McClayton	3,637,668	154,030
William N. Searcy, Jr.	3,636,797	154,901
Robert H. Wadsworth	3,643,328	148,370
Rebecca W. Rimel	3,635,494	156,204
Arthur D. Lipson	6,814,261	101,679
William J. Roberts	6,814,972	100,968
Gary Schlarbaum	6,816,294	99,646
Robert A. Wood	6,815,972	99,968
Matthew S. Crouse	6,815,972	99,968

28.           At the 2008 Annual Meeting, every Western nominee received more than 64% of the votes cast for each Class III director seat, and every incumbent Class III Deutsche Family Fund director received less than 36%.

GCS’s Majority Vote Rule Results In A “Failed” Election At The 2008 Annual Meeting

29.            Article V, Paragraph 8, of GCS’s Articles of Incorporation provides that, “(e)xcept as otherwise provided in the Bylaws of the Corporation, directors shall be elected by the affirmative vote of holders of a majority of the shares of stock outstanding and entitled to vote thereon.”

30.           A majority of GCS’s 19,091,808.26 total shares outstanding would be 9,545,905 shares.

31.           Since no nominees received the votes of a majority of the total number of shares outstanding at the 2008 Annual Meeting, the election “failed.”

32.           Article VI, Paragraphs 2 and 3 of GCS’s Articles of Incorporation provide that incumbent directors remain in office until the later of the dates when (1) the expiration of the full term of the directorship occurs, and (2) their successors are elected and qualify.

33.           Likewise, in the case of a failure to elect directors, Maryland corporate law, Corp. & Assns. § 2-405(a) provides that “directors holding over” continue to manage the corporation until their successors are elected.

34.           Accordingly, the five incumbents who were outvoted 64% to 36% by GCS’s stockholders at the 2008 Annual Meeting, continued on as holdover directors after their Class III terms expired on October 13, 2008.

GCS’s Majority Vote Rule For Contested Elections Is An Entrenchment Device

35.           The general rule for elections, applicable to the vast majority of publicly-traded companies, is that the nominees who receive the most votes at a stockholders meeting at which a quorum is present, are elected directors for the number of seats open (e.g., the top five vote-getters, if there are five seats available, as was the case with GCS’s Class III directors at the 2008 Annual Meeting), irrespective of whether the votes they receive constitute a majority of the corporation’s total shares outstanding or even a majority of the quorum present at the meeting.

36.           The stock of most publicly-traded closed-end investment companies, including GCS, is widely owned by many retail investors, almost entirely in street name.

37.           Only record holders of stock may vote in a contested election, and the record holders cannot vote without specific instructions from the ultimate beneficial owners.

38.           As a result, it is rare for any contestant in a proxy contest for election of directors to win the votes of a majority of the total shares outstanding, as there will inevitably be many shares not voted.

39.           A rule that even in a contested election directors can be elected only by the affirmative vote of a majority of the total shares outstanding is a management entrenchment and stockholder disenfranchisement device, which rarely, if ever, has been applied like it has in the case here, to perpetuate the terms of directors who were outvoted in a stockholder election for more than 20 months with no end in sight.

GCS’s Discretion to Amend The Majority Vote Rule

40.           Article V of GCS’s Articles of Incorporation provides that the majority vote rule can be overruled by GCS’s Bylaws.

41.           Article VI, Paragraph 5(I) of GCS’s Articles of Incorporation grants GCS’s directors the “exclusive right to make, alter or repeal the Bylaws” of GCS.

42.           Accordingly, GCS’s board of directors could repeal the majority vote rule for contested elections by amending the Bylaws to so provide.

43.           Under Maryland law, Corp. & Assns. § 2-404(d), repeal via by-law of the majority vote rule for contested elections would allow directors to be elected by “a plurality of all the votes cast at a meeting at which a quorum is present,” which is the rule followed by almost all publicly-traded companies.

In 2009, The Classified Terms Of 9 Of GCS’s
13 Directors Had Expired And Were Due For Election

44.           The five Class III director seats occupied by the five Deutsche Family Fund directors as holdovers, none of whom was elected by GCS stockholders since 2005, would be up for election at the next annual stockholders meeting following the 2008 Annual Meeting.

45.           The terms of the four Class I director seats occupied by four Deutsche Family Fund directors, none of whom was elected by stockholders since 2006, were also due to expire in 2009 and would have been up for election if GCS had held an annual stockholders meeting in 2009.

Western Announced It Would Contest 9 Board Seats In
2009 And Requested GCS Amend The Majority Vote
Bylaw to Prevent A Second Consecutive Failed Election

46.           On March 20, 2009, in anticipation of running another proxy contest to elect directors at an annual stockholders meeting in 2009, Western wrote to GCS and asked its board to amend GCS’s Bylaws to repeal application of the majority vote rule to contested elections of directors.

47.           On May 6, 2009, Western filed an amended Schedule 13D with the SEC  disclosing that Western and the Western Entities had entered into a Joint Filing and Solicitation Agreement (the “Joint Filing and Solicitation Agreement”) with Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), Benchmark Plus Partners, L.L.C., a Delaware limited liability company (“BPP”), Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”), Scott Franzblau, Robert Ferguson and the following 9 individuals designated by Western as its nominees for Class III and Class I directors at the 2009 annual meeting of stockholders for election of directors (the “Western Nominees”): (1) Art Lipson, (2) Gerald Hellerman, (3) Richard Rappaport, (4) William Roberts, (5) Neil Chelo, (6) Matthew Crouse, (7) Robert Daniels, (8) Gregory Dube and (9) Robert Wood (collectively with Western and the Western Entities, the “Western Group”).  The Western Group owns approximately 3 million share of GCS, constituting approximately 18.7% of the GCS common shares outstanding, with a current market value of approximately $24 million.

48.           In the Joint Filing and Solicitation Agreement the Western Group agreed to form a group for the purpose of soliciting proxies or written consents for the election of 9 Western Nominees to the GCS board of directors at the 2009 annual meeting and for the purpose of taking all other actions incidental to the foregoing.

49.           On May 5, 2009, Western submitted to GCS a nomination letter nominating the 9 Western Nominees for election at the 2009 annual meeting.

50.           On September 4, 2009, Western, still expecting GCS to hold an annual meeting of stockholders in 2009, wrote GCS a second letter again asking the GCS board to repeal the majority vote provisions.

51.           GCS ignored both of Western’s letters requesting the Bylaw amendment, never responding or even acknowledging the letters, notwithstanding that Western represents the largest ownership position of any stockholder in GCS.

52.           GCS took no action to repeal application of the majority vote rule to contested elections for director.

GCS Did Not Hold An Annual Stockholders Meeting In
2009 And Has Not Held An Election Of Directors Since
The Failed Election At The 2008 Annual Meeting

53.           Article III, Section 2 of GCS’s Bylaws, which had been in effect continuously from 2004 until July 15, 2009, provided that “an annual meeting of stockholders for the election of directors . . . shall be held” within a range of dates set by a formula that would invariably cause the annual meeting to be held each October.

54.           GCS held an annual meeting of stockholders for the election of directors in October 2005, October 2006, October 2007, and October 2008.

55.           On July 15, 2009, GCS did amend its Bylaws, but not to repeal the majority vote rule.  Instead, GCS amended Article III, Section 2 of its Bylaws to repeal the requirement that it hold the annual meeting of stockholders each October, and in its stead provided that “[t]he annual meeting of the Stockholders of the Corporation shall be held on a date fixed from time to time by the Board of Directors.”

56.           GCS did not hold an annual stockholders meeting in 2009, the first calendar year since its inception that GCS did not hold a stockholders meeting to elect directors.

57.           GCS has not scheduled or held a stockholders meeting for the election of directors since October 13, 2008.

58.           Accordingly, presently 9 of 13 GCS board members, all of them Deutsche Family Fund directors, are holding GCS board seats for terms which have expired, and beyond which any of them was elected by GCS’s stockholders (or appointed by GCS’s board).

59.           One of the holdover Class I directors (John W. Ballantine) and three of the Class III holdover directors (Paul K. Freeman, William McClayton, Robert H. Wadsworth) (all of whom are Deutsche Family Fund directors) have never been elected by GCS’s stockholders, but were instead appointed by the other Deutsche Family Fund directors to fill board vacancies.

60.           MD CORP & ASS’NS § 2-501(a) provides that “each corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers.”

61.           MD CORP & ASS’NS§ 2-501(b) provides an exception to the meeting requirement for investment companies, holding that a corporation “is not required to hold an annual meeting in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940.”

62.           This exception does not apply here, as Section 16 of the 1940 Act did require the Fund to hold an election for the four Class I directors whose terms expired in 2009 as “the term of office of at least one class [of directors] shall expire each year.”

63.           Moreover, Section 16(a) of the 1940 Act, requires that at least a majority of sitting directors be elected by the stockholders (and not merely be holdovers from “failed elections”).

In September 2009 GCS Adopted The Voting
Restrictions Of The Maryland Control Share Acquisition Act

64.           On September 11, 2009, one week after receiving Western’s second request for repeal of the majority vote provision, GCS adopted a resolution to make GCS’s stockholders subject to the optional voting restrictions upon stockholders provided by the Maryland Control Share Acquisition Act, MD CORP & ASS’NS § 3-701 et seq. (“MCSAA”).

65.           The MCSAA provides that Maryland corporations may strip stockholders who acquire more than 10% of the corporation’s outstanding shares of stock of the right to vote the shares they own in excess of 10%.

66.           The MCSAA voting restriction, by its terms, is specifically inapplicable to companies registered under the 1940 Act such as GCS, absent affirmative adoption by the board of directors to make the MCSAA applicable to the investment company.

67.           GCS adopted the MCSAA voting restriction in order to (1) impair the ability of Western and the Western Group from accumulating and voting additional shares of GCS common stock for Western’s nominees for directors or for any other matters upon which stockholders may otherwise vote; and (2) inhibit other investors who otherwise might want to acquire positions greater than 10% and vote for opponents to Deutsche Family Fund nominees from doing so.

68.           The MCSAA provides that in the case of an investment company like GCS which elects to adopt the voting restrictions of the statute, the disenfranchisement applies only with respect to shares acquired after the investment company has adopted it.

69.           Since September 11, 2009, Western has purchased an additional 200 shares of GCS common stock, and the Western Group has purchased an additional 300,118 shares of GCS common stock.

70.           As it relates to closed-end investment companies that opt into the MCSAA, the MCSAA exempts from its application “any person who has become a holder of control shares before the time that the resolution [opting into the statute] is adopted.”  (Emphasis added.)  A “person” as defined by the statute includes “associates” of the person.  Based on the May 6, 2009, Joint Filing and Solicitation Agreement of the Western Group, Western and all members of the Western Group members would be considered a “person” under the MCSAA.

71.           Despite the MCSAA’s exemption of the Western Group from its application, GCS has publicly taken the position that any shares the Western Group has acquired, or may acquire, after September 11, 2009, will not be permitted to vote in future elections.

72.           The Fund stated this position publicly in a September 11, 2009 press release announcing its election to opt into the MCSAA, which stated:

In the event that any stockholder acquired voting control over shares in excess of these thresholds after September 11, 2009 (or, with respect to a stockholder that already has voting control over shares in excess of these thresholds as of September 11, 2009 if such stockholder acquires shares after September 11, 2009), the shares in excess of the thresholds (or the additional shares) will not have voting rights on any proposal before a meeting of the Fund’s stockholders.

73.           GCS’s application of the MCSAA against the 300,318 shares of GCS common stock that have already been acquired by the Western Group since September 11, 2009, in addition to any shares Western and the Western Group acquire from hereon forward would neuter Western’s voting rights of those shares, and substantially impair the value to Western and the Western Group of all shares of GCS common stock Western beneficially owns.

In January 2010, GCS Announces Its Unelected Board
Approved A Change To The Fund’s Investment Objective

74.           On January 20, 2010, GCS announced that it had approved a fundamental change to its principal investment objective from capital appreciation, through a “blended approach” of investing at least 80% of its assets in equity and commodities-linked securities of commodities-exposed issuers (e.g. Exxon common stock), to an actively-managed direct commodity total return strategy of investing in commodity-linked derivative instruments.

75.           The January 20, 2010 press release stated “the Fund’s investment objective will change from capital appreciation to total returns.”

76.           GCS also announced adoption of wholly different investment benchmark indices, the wholesale hiring of new “portfolio managers to manage the new strategy of the Fund,” and adoption of a new name to reflect “the Fund’s new investment objective and strategy.”

77.           On January 27, 2010, GCS sent a letter to stockholders regarding the change in investment objective.

78.           In its January 27, 2010 letter to stockholders, GCS described the “change in investment strategy” stating GCS “will provide exposure to commodity markets primarily through investments in commodity-linked swaps and other commodity-linked derivatives.”

79.           As of December 31, 2009, GCS’s investment portfolio consisted of 84.6% common stocks of 57 companies, the majority of which consisted of such familiar household names as (1) Exxon Mobil Corp. (#1 on 2009 Fortune 500 top American Companies); (2) Chevron Corp. (#3 on 2009 Fortune 500 top American Companies); (3) Dow Chemicals Co. (#38 on 2009 Fortune 500 top American Companies); (4) Haliburton Co. (#141 on 2009 Fortune 500 top American Companies); (5) International Paper Co.(#97 on 2009 Fortune 500 top American Companies); (6) Monsanto Co. (#235 on 2009 Fortune 500 top American Companies); (7) Occidental Petroleum Corp. (#98 on 2009 Fortune 500 top American Companies); (8) United States Steel Corp. (#105 on 2009 Fortune 500 top American Companies); (9) Weyerhaeuser Co. (#236 on 2009 Fortune 500 top American Companies); and (10) Royal Dutch Shell PLC (#1 on the Fortune 500 top Global Companies).

80.           Of these 57 investments, 42 (74%), representing more than 85% of the common stock in the investment portfolio were “income producing” dividend-paying common stock.

81.           This was consistent with GCS’s stated investment objective of capital appreciation.

82.           Cash and cash equivalents consisting of 15% of GCS’s assets made up the virtual remainder of GCS’s investment portfolio, earning an annualized seven-day yield of 0.14%, again consistent with GCS investment objective of capital appreciation.

83.           GCS’s proposed fundamental new investment objective of “total return” will rely upon a new fundamental investment policy and approach of win-or-lose speculation on commodity prices, rather than capital appreciation through a blended approach of investing in “income producing” common stock of capital market companies.

84.           GCS’s new investment objective is fundamentally different from its previous principal objective of “capital appreciation.”

85.           Moreover, GCS’s announced investment strategy does not comply with its new investment objective of “total return.”

86.           Total return includes interest, capital gains, dividends and distributions realized over a given period of time.

87.           Total return accounts for two categories of return: income and capital appreciation.  Neither is part of the result of speculation on the price of a commodity.  Income includes interest paid by fixed-income investments, distributions or dividends. Capital appreciation represents the change in the market price of an asset.  Thus, the “total return” is itself simply a cover for GCS’s plan to completely change its objectives, policies and operations.

88.            GCS stated in its registration statement that “[t]he Fund’s investment objectives and certain investment policies are considered fundamental and may not be changed without shareholder approval.”

89.           This decision to make this fundamental change in GCS’s investment objective and strategy was decided without a vote of GCS’s stockholders, by a lame duck board of directors, the majority of whose terms had expired, and who are governing GCS illegally.

On March 2, 2010, GCS Announced It “Anticipates” Holding A Meeting
Of Stockholders Prior To June 30, 2010

90.           On March 2, 2010, GCS filed its Semiannual Report to Stockholders on Form N-CSRS.

91.           In its Semiannual Report, GCS failed to schedule a meeting of its stockholders.

92.           Instead, GCS stated that it “anticipated” holding the next annual meeting of its stockholders, prior to June 30, 2010, after which GCS will have already implemented its announced change to its investment objective without stockholder approval.

FIRST CLAIM FOR RELIEF

(VIOLATION OF SECTION 18(I) OF THE
INVESTMENT COMPANY ACT OF 1940)

93.           Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

94.           Section 1 of the 1940 Act, titled “Findings and Declaration of Policy” concludes with the following guidelines for the courts’ enforcement of its provisions:

It is hereby declared that the policy and purposes of this title, in accordance with which the provisions of this title shall be interpreted, are to mitigate and, so far as is feasible, to eliminate the conditions enumerated in this section which adversely affect the national public interest and the interest of investors.

95.           Section 1(b) of the 1940 Act provides that “the national public interest and the interest of investors are adversely affected – when investment companies are organized, operated managed, or their portfolio securities are selected, in the interest of directors, officers, [and] investment advisers, . . . rather than in the interest of all classes of such companies’ security holders; [and] . . . when investment companies. . . fail to protect the preferences and privileges of the holders of their outstanding securities.”

96.           Section 18(I) of the 1940 Act provides that “every share of stock [in an investment company] . . . shall be voting stock and have equal voting rights with every other outstanding voting stock.”

97.           GCS’s (1) adoption of the MCSAA and (2) its intended application of the MCSAA such that the 300,318 shares of GCS common stock that have already been acquired by Western and the Western Group since September 11, 2009, in addition to any shares Western and the Western Group acquire from hereon forward “will not have voting rights on any proposal properly before a meeting of the Fund’s stockholders” deprive Western and the Western Group of voting rights with respect to such shares that are equal with every other share of voting stock, and therefore violate Section 18(I) of the 1940 Act.

SECOND CLAIM FOR RELIEF
(VIOLATION OF THE MCSAA)

98.           Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

99.           As it relates to closed-end investment companies that opt into the MCSAA, the MCSAA exempts from its application “any person who has become a holder of control shares before the time that the resolution [opting into the statute] is adopted.”  (Emphasis added.)

100.           A “person” as defined by the statute includes “associates” of the person.

101.           Based on the May 6, 2009, Joint Filing and Solicitation Agreement of the Western Group, Western and all members of the Western Group members would be considered a “person” under the MCSAA.

102.           Prior to September 11, 2009, Western and the Western Entities were already the beneficial owners of more than 10% of GCS’s common stock.

103.           Accordingly, Western and the Western Group are therefore expressly exempted from application of the MCSAA.

104.           The Fund’s publicly-announced September 11, 2009 position that shares of GCS common stock acquired since September 11, 2009 by pre-September 11, 2009 10% holders (which currently include 300,318 GCS shares beneficially owned by the Western Group) “will not have voting rights on any proposal properly before a meeting of the Fund’s stockholders” violates the MCSAA “grandfather” provision.

THIRD CLAIM FOR RELIEF
(VIOLATION OF THE FUND’S ARTICLES OF INCORPORATION
BY ADOPTION OF THE MCSAA)

105.           Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

106.           The Fund’s Articles of Incorporation provide that “[e]ach share of common stock shall entitle the holder thereof to one vote.”

107.           The Fund’s adoption of the MCSAA violates the Fund’s Articles of Incorporation, to the direct detriment of Western which is thereby disenfranchised with respect to all GCS shares it has acquired since September 11, 2009.

FOURTH CLAIM FOR RELIEF
(VIOLATION OF SECTION 16 OF THE INVESTMENT COMPANY ACT OF 1940)

108.           Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

109.           The elected terms of the five holdover Class III directors expired in 2008.

110.           The elected terms of the four Class I directors expired in 2009.

111.           Section 16 of the 1940 Act which provides that “the term of office of at least one class [of directors] shall expire each year.”

112.           Section 16 of the 1940 Act requires that if at any time less than a majority of a funds directors have been elected by the holders of the outstanding voting securities, an investment company must cause to be held as promptly as possible and in any event within 60 days, a meeting of the holders of the outstanding voting securities for the purpose of electing directors.

113.           The Fund’s board is comprised of 13 directors.

114.           Since 9 of the 13 directors (69%) of the Fund are serving beyond the terms to which any of them was elected by holders of the outstanding securities of the Fund, pursuant to Section 16 of the 1940 Act, the Fund was required “as promptly as possible and in any event within sixty days” of December 31, 2009 (the last day possible the term for the four Class I directors to have expired), to hold a meeting of its stockholders to elect directors.

115.           March 2, 2010 was the 60th day after December 31, 2009.  To date, GCS has scheduled no stockholders meeting to elect directors.

116.           GCS has violated Section 16 of the 1940 Act by failing “as promptly as possible and in any event within sixty days” of December 31, 2009 (the last day possible the term for the four Class I directors expired), to hold or schedule a meeting of its stockholders to elect Class III and Class II directors.

FIFTH CLAIM FOR RELIEF
(VIOLATION OF SECTION 13 OF THE INVESTMENT COMPANY ACT OF 1940)

117.           Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

118.            As of December 31, 2009, GCS’s investment portfolio consisted of 84.6% common stocks of 57 companies, the majority of which consisted of such familiar household names as (1) Exxon Mobil Corp. (#1 on 2009 Fortune 500 top American Companies); (2) Chevron Corp. (#3 on 2009 Fortune 500 top American Companies); (3) Dow Chemicals Co. (#38 on 2009 Fortune 500 top American Companies); (4) Haliburton Co. (#141 on 2009 Fortune 500 top American Companies); (5) International Paper Co.(#97 on 2009 Fortune 500 top American Companies); (6) Monsanto Co. (#235 on 2009 Fortune 500 top American Companies); (7) Occidental Petroleum Corp. (#98 on 2009 Fortune 500 top American Companies); (8) United States Steel Corp. (#105 on 2009 Fortune 500 top American Companies); (9) Weyerhaeuser Co. (#236 on 2009 Fortune 500 top American Companies); and (10) Royal Dutch Shell PLC (#1 on the Fortune 500 top Global Companies).

119.           Of these 57 investments, 42 (74%), representing more than 85% of the common stock in the investment portfolio, were “income producing” dividend-paying common stock.

120.           This was consistent with GCS’s stated  investment objective of capital appreciation.

121.           Cash and cash equivalents consisting of 15% of GCS’s assets made up the virtual remainder of GCS’s investment portfolio, earning an annualized seven day yield of 0.14%, again consistent with GCS investment objective of capital appreciation.

122.           On January 20, 2010, GCS announced that it had approved a fundamental change to its investment objective from capital appreciation through investing at least 80% of its assets in equity and commodities-linked securities of commodities-exposed issuers (e.g. Exxon common stock) to an actively-managed direct commodity total return strategy of investing in commodity-linked derivative instruments.

123.           GCS stated that “the Fund’s investment objective will change from capital appreciation to total return.”

124.           GCS also announced adoption of wholly different investment benchmark indices, the wholesale hiring of new “portfolio managers to manage the new strategy of the Fund,” and adoption of a new name to reflect “the Fund’s new investment objective and strategy.”

125.             In a January 27, 2010 notice to stockholders informing them of the change in investment policy, GCS stated that the fund’s new objective, policy and approach “will provide exposure to commodity markets primarily through investments in commodity-linked swaps and other commodity linked derivatives.”

126.           GCS’s announced intention to change its investment objective without obtaining stockholder approval violates Section 13(a)(3) of the 1940 Act which states that “no registered investment company shall, unless authorized by the vote of a majority of its outstanding voting securities . . . deviate from its policy in respect of concentration of investments in any particular industry or group of industries as recited in its registration statement, deviate from any investment policy which is changeable only if authorized by shareholder vote, or deviate from any policy recited in its registration statement pursuant to section 8(b)(3).”  15 U.S.C. 80a-13(a)(3).

127.            GCS stated in its registration statement that “[t]he Fund’s investment objectives and certain investment policies are considered fundamental and may not be changed without shareholder approval.”

128.           GCS’s registration statement also states that its investment objective is “capital appreciation.”

129.           GCS’s proposed fundamental new investment objective of “total return” will rely upon a new fundamental investment policy and approach of win-or-lose speculation on commodity prices, rather than capital appreciation through a blended approach of investing in “income producing” common stock of capital market companies.

130.           GCS’s new investment approach is fundamentally different from its previous objective of “capital appreciation.”

131.           Moreover, GCS’s announced investment strategy does not comply with its new investment objective of “total return.”

132.           Total return includes interest, capital gains, dividends and distributions realized over a given period of time.

133.           Total return accounts for two categories of return: income and capital appreciation.  Neither is part of the result of speculation on the price of a commodity.  Income includes interest paid by fixed-income investments, distributions or dividends. Capital appreciation represents the change in the market price of an asset.

134.           This decision to make this fundamental change in GCS’s investment objective was decided without a vote of GCS’s stockholders, by a lame duck board of directors, the majority of whose terms had expired, and who are governing GCS illegally.

135.           Furthermore, GCS’s registration statement states that “Strategic Transactions [defined to include options, swaps and futures contracts] will not be used to alter fundamental investment purposes and characteristics of the Fund.”

136.             However, if GCS’s new investment objective is instituted, “[t]he fund’s new investment approach will provide exposure to commodity markets primarily through investments in commodity-linked swaps and other commodity linked derivatives,” and as such, GCS will be using commodity-linked swaps (a form of strategic transaction), to alter the fundamental investment objective of GCS, without stockholder approval.

137.           Therefore GCS’s stated intention to change its investment objective and policy from investing in commodity-related securities to investing in commodity-linked derivative instruments, without stockholder approval, violates Section 13(a)(3) of the 1940 Act.

DECLARATORY AND INJUNCTIVE RELIEF

138.           GCS’s plan to change its fundamental investment objective and policy by vote of an unelected board and without stockholder approval, its adoption of the MCSAA, its position that any shares the Western Group has acquired, or may acquire, after September 11, 2009, will not be permitted to vote in future elections, and its failure to timely hold a stockholders meeting to elect directors to fill the 9 expired terms of the 13 directors’ seats all violate the 1940 Act, the MCSAA, Maryland Corporations law, and the franchise rights of Western, as well as all GCS stockholders.

139.           GCS’s announced application of the MCSAA in a way which will deny voting rights to shares acquired by the Western Group since September 11, 2009, violates the 1940 Act, the MCSAA, and the Fund’s Articles of Incorporation.

140.           GCS’s violations of law are causing ongoing, imminent and irreparable harm to Western and other stockholders.

141.           Western has no adequate remedy at law for the impairment of its voting rights.

142.           Western should be granted an injunction against effectuation of the change in investment objective until an elected board and stockholders approve such change, and requiring GCS to hold a meeting of stockholders to elect directors at the earliest date legally possible, requiring GCS to recognize the voting rights of all of Western’s shares of GCS stock, and declaratory relief that GCS’s adoption of the MCSAA is void and does not affect the Western Group’s rights to vote any of its shares now owned or hereafter acquired at such meeting and any future meetings of stockholders, these being the only remedies that will afford Western meaningful relief.

143.           The Declaratory Judgment Act provides that, “[i]n a case of actual controversy within its jurisdiction . . . any court of the United States . . . may declare the rights and other legal relations of any interested party seeking such declaration, whether or not further relief is or could be sought.”  28 U.S.C. 2201(a).  There is an actual controversy here of significant “national public interest” making such declaratory relief appropriate and necessary.

PRAYER FOR RELIEF
WHEREFORE, Plaintiff demands judgment as follows:

a.	Declaring that GCS’s adoption of the MCSAA violates Section 18(I) of the 1940 Act and is void and unenforceable;
b.	Declaring that the application of the MCSAA against the Western Group and/or any shares it owns or will hereafter acquire would violate the MCSAA and enjoining GCS from doing so;
c.	Declaring that the application of the MCSAA against the Western Group and/or shares it owns or will hereafter acquire violates GCS’s Articles of Incorporation and enjoining GCS from doing so;

d.
Declaring the Fund to be in violation of Section 16 of the 1940 Act, as fewer than a majority of its directors are currently serving terms to which they have been elected by the holders of the outstanding voting securities and the Fund has failed to timely schedule a meeting for the purpose of electing directors;

e.	Declaration the Fund to be in violation of Section 13 of the 1940 Act, as GCS approved a change to its investment objective without obtaining stockholder approval;
f.
A temporary restraining order, preliminary and/or permanent injunctions (I) Restraining and Enjoining GCS from implementing any changes to its investment objective, strategy and/or approach, prior to GCS’s stockholders’ election of directors, and GCS’s receipt of stockholder approval (ii) compelling GCS to immediately schedule a meeting of its stockholders to elect directors to be held on or before April 30, 2010; (iii) compelling GCS to recognize, honor, and count the votes, of all shares of GCS stock beneficially owned by the Western Group, cast by members of the Western Group at GCS stockholder meetings;

g.	Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
h.	Awarding Plaintiff other and further relief as may appear necessary and appropriate.

Dated:	White Plains, New York
March 3, 2010

LOWEY DANNENBERG COHEN &
HART, P.C.

By:
Richard W. Cohen
Todd S. Garber
Geoffrey Horn
Vincent Briganti
One North Broadway, Suite 509
White Plains, New York 10601
	Telephone:	(914) 997-0500
	Facsimile:	(914) 997-0035
	Email:	rcohen@lowey.com
tgarber@lowey.com
Ghorn@lowey.com
vbriganti@lowey.com

Attorneys for Plaintiff Western
Investment LLC